Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

The Board of Directors of
FPIC Insurance Group, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-130583) of FPIC Insurance Group, Inc. of our report dated December 5, 2006 with respect to the financial statements of FPIC Insurance Group, Inc. Defined Contribution Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Jacksonville, Florida
December 5, 2006